Exhibit 5.1

November 14, 2014

Veritiv Corporation

6600 Governors Lake Parkway

Norcross, GA 30071

Ladies and Gentlemen:

I have acted as counsel to Veritiv Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of 2,080,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Veritiv Corporation 2014 Omnibus Incentive Plan (the “Plan”) as a result of awards or the exercise of options granted to such participants.

I have examined the Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended, and (ii) the shares of Common Stock (the “Shares”) will be issued in accordance with the terms of the Plan and in the manner described in the Registration Statement, the Shares to be issued to participants under the Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities or “Blue Sky” laws of the various states to the delivery of the Shares to the participants pursuant to and in accordance with the terms and conditions of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Very truly yours,

/s/ Mark W. Hianik
Mark W. Hianik